EXHIBIT 10.30

FIRST AMENDMENT TO SERVICE CENTER LEASE

          This First Amendment to Service Center Lease (“Amendment”) is made and entered into this 17th day of August, 2005, by and between TM Properties, L.L.C., successor to The Lincoln National Life Insurance Company (“Landlord”) and Lackland Acquisition II, LLC, as (“Tenant”).

          WHEREAS, Landlord and Tenant entered into that certain Service Center Lease dated November 28, 2001 (“Lease”), whereby Tenant leased those certain premises containing approximately 30,705 square feet in Suites 1828, 1836A, 1836B, and 1842 (“Leased Premises”) at the building known as Meadows Corporate Center II, located at Lackland Hill Parkway, St. Louis, Missouri, 63146 (“Building”); and,

          WHEREAS, the Landlord and Tenant desire to amend the Lease to increase the square footage of the Leased Premises and to modify and amend certain terms and conditions of the Lease as hereinafter provided.

          NOW, THEREFORE, in consideration of the Leased Premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Tenant and Landlord agree as follows:

          1.          Recitals. The recitals set forth above are incorporated herein by this reference with the same force and effect as if fully set forth hereinafter.

          2.          Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease.

          3.          Leased Premises. Article 1 of the Lease is amended to increase the Leased Premises by approximately 9,361 rentable square feet of space in Suite 1884-7 at the building known as Meadows Corporate Center IV, which is situated at Lackland Hill Parkway, St. Louis, Missouri 63146 as shown on the space plan attached hereto as Exhibit A (“Expansion Space”). The Leased Premises and the Expansion Space comprise a total of approximately 40,066 rentable square feet and shall hereinafter be referred to collectively as the “Leased Premises” as that term is defined in the Lease.

          4.          Commencement Date. The Commencement Date with respect to the Expansion Space (“Expansion Space Commencement Date”) shall be upon substantial completion of tenant improvements, anticipated to be October 1, 2005. Upon substantial completion of tenant improvements, Landlord and Tenant shall execute the Certificate Affirming the Expansion Space Commencement Date, attached hereto as Exhibit B.

          5.          Lease Term. The Expiration Date of the Lease, with respect to the Expansion Space only, shall be the later date of five years from the Expansion Space Commencement Date or September 30, 2010.

          6.          Base Rent for the Expansion Space. As of the Expansion Space Commencement Date, Base Rent for the Expansion Space shall be payable by Tenant to Landlord, in advance, on the first day of each month, as follows:

Period	Annual Base Rent per SF	Monthly Base Rent

Expansion Space Commencement Date through September 30, 2007	$10.75	$8,385.90
October 1, 2007 through September 30, 2008	$11.00	$8,580.92
October 1, 2008 through the Expiration Date	$11.25	$8,775.94

Payments of Base Rent for any fractional calendar month shall be prorated.

          7.          Proportionate Share. Tenant’s Proportionate Share, with respect to the Expansion Space only, shall be 19.66% (based on 9,361 rentable square feet divided by the Building IV 47,627 total rentable square feet) for the Building IV and 5.43% (based on 9,361 rentable square feet divided by the Property 172,466 total rentable square feet) for the Property.

          8.          Right of First Opportunity. Subject to existing rights of other tenants and non-renewal by the existing tenant in the space, Tenant shall have the Right of First Opportunity to lease Suite 1884-6. The terms and conditions outlined in Section 2.5 of the Lease shall apply.

          9.          Vehicle Parking. Section 4.3 of the Lease is amended to thirty-seven (37) vehicle parking spaces at Building IV.

          10.        Tenant Improvements. Tenant accepts the space “as is” except Landlord shall provide a One Hundred Seventy Five Thousand Dollar ($175,000) Tenant Improvement Allowance. The Tenant Improvement Allowance may be utilized for space plans, construction documents, permits, management fees, engineering fees, hard construction, and other construction related improvements to the Leased Premises. In addition, providing the allowance is first allocated to pay for 100% of the above-listed items, and Tenant constructs the space in a manner similar to the Oculus plan dated July 5, 2005, modified by the addendum dated July 11, 2005, Tenant may utilize the remaining allowance for other expenses in the Leased Premises related to Tenant’s occupancy, including such uses as cable installation and office furniture. Tenant may choose to have the Landlord manage the process at a management fee rate of 5% of hard construction costs, plus reimburseables. Payment of the allowance will be made by Landlord upon completion of work or delivery of products, and upon submittal of invoices and lien waivers. Landlord shall obtain, or assist Tenant with obtaining, permits related to construction and occupancy of the Leased Premises.

          11.        Validity of Amendment. The obligations of the parties under this Amendment are subject to (a) execution by Tenant and Landlord of an assignment document from that certain lease between Landlord and InfoNow Solutions of St. Louis, LLC, dated November 28, 2001, which assigns Suite 1884-4 to Tenant, (b) execution by Tenant and Landlord of an amendment extending the term for Suite 1884-4 and Suites 1828, 1836A, 1836B, and 1842, to be coterminous with Suite 1884-7, and (c) execution by InfoNow Solutions of St. Louis, LLC and Landlord of a First Amendment to Service Center Lease between Landlord and InfoNow Solutions of St. Louis, LLC, dated November 28, 2001, which extends the term of Suite 1848 to be coterminous with Suite 1884-7. Should any one of the above-noted documents not be fully executed, this Amendment shall be null and void.

          12.        Broker. Tenant and Landlord hereby acknowledge that the following disclosure has previously been made: Tim Moeller of Colliers Turley Martin Tucker is the Landlord’s Broker (the listing Broker) and is serving solely as agent for the Landlord in connection with this transaction. Jeff Hawley of Colliers Turley Martin Tucker is the Tenant’s Broker and is serving solely as agent for the Tenant in connection with this transaction. Further confirmation of this disclosure is affirmed by the attached Agency Relationship Confirmation attached hereto as Exhibit C.

          13.        Broker Commission. Upon execution of this Amendment by Landlord and Tenant, Landlord shall pay to Tenant’s broker a leasing commission based on 2.50% of the gross Base Rent of the Term.

          14.        Ratification. Except as expressly set forth herein, all of the terms, covenants and conditions, representations and warranties set forth in the Lease shall continue in full force and effect and are hereby ratified and affirmed.

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          IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD:
TM Properties, L.L.C.

By:

Printed Name:	Thomas R. Martin
Title:	Manager
Date:	8/31/05

TENANT:
Lackland Acquisition II, LLC

By:

Printed Name:	Ben Tischler
Title:	Manager
Date:	8/30/05